Exhibit 99.1

O-I Reports Improved Results in the First Quarter 2008

Sales and earnings continue to grow

Perrysburg, Ohio, April 30, 2008 – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ending March 31, 2008.

First Quarter Net Sales from Continuing Operations Increase 16%

The Company reported net sales of $1.961 billion for the first quarter of 2008, compared with $1.684 billion a year ago, an increase of $277 million. Favorable currency translation contributed $187 million while improved price and product sales mix added $119 million to the quarterly sales increase. These two factors more than outweighed the $49 million decrease from fewer tons sold.

On July 31, 2007 the Company sold its Plastics Packaging business. In accordance with generally accepted accounting principles, prior year amounts related to that business have been reclassified and reported as discontinued operations.

First Quarter Earnings from Continuing Operations Triples

The Company’s earnings from continuing operations in the first quarter of 2008 increased to $174.0 million, compared with $55.3 million a year ago. Earnings for the quarter included an after tax charge of $9.7 million for restructuring that management considers not representative of ongoing operations. A description of this item is shown below in Note 1. Exclusive of the restructuring charge, 2008 first quarter earnings were $183.7 million, compared with $55.3 million in the same quarter last year.

The increase in earnings was driven primarily by an improvement in price and product sales mix. This improvement was partially offset by higher manufacturing input costs for energy and raw materials, higher costs related to transportation, and reduced sales volume. Lower net interest expense and a lower worldwide effective tax rate also contributed to the earnings improvement.

First Quarter EPS from Continuing Operations more than Triples

The Company earned $1.02 per share (diluted) from continuing operations in the first quarter of 2008, compared to $0.31 per share for the first quarter of 2007. Exclusive of the restructuring charge (see Note 1), earnings per share increased to $1.08 (diluted) in the first quarter of 2008 from $0.31 (diluted) in the same quarter last year. A description of the item management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in the tables accompanying this release and in charts on the Company’s Web site (www.o-i.com).

“As expected, our performance in the first quarter continued to build on the solid foundation we’ve established over the past year,” said Al Stroucken, Chairman and Chief Executive Officer. “Our results reflect a more robust process for capturing manufacturing efficiencies, operating improvements and a more disciplined strategy that favors price over volume. We continue on our mission to build a stronger, leaner and more flexible business, positioned for further growth.”

First Quarter Free Cash Flow Improves by $48 Million

The Company generated cash of $20.7 million from continuing operating activities in the first quarter of 2008. This compares with a cash use of $40.2 million in the same quarter of 2007. Free Cash Flow (defined as cash provided by continuing operating activities less capital spending for continuing operations) was a use of $24.7 million in the first quarter of 2008, compared with a use of $72.8 million in the first quarter of 2007, an improvement of $48.1 million. The reduction in cash usage resulted primarily from improved earnings, partially offset by a larger seasonal increase in working capital and moderately higher capital spending compared with the prior year quarter. At current exchange rates, management expects that the Company will generate approximately $500 million Free Cash Flow in 2008.

During the first quarter of 2008, working capital was a $216.8 million use of cash, compared with a use of $172.5 million during the same period in 2007. The Company reported $45.4 million in capital expenditures for continuing operations in the first quarter of 2008, an increase of $12.8 million compared with the same quarter last year. For the full year, the Company expects maintenance and restructuring capital expenditures for the current manufacturing footprint to be in the range of 80% to 85% of expected depreciation and amortization expense for the year.

Total Debt Balance of $4.0 Billion

As of March 31, 2008, the Company’s total debt balance was $4.028 billion, compared with $5.654 billion as of March 31, 2007 and $3.714 billion as of December 31, 2007. The $314 million increase in debt during the first quarter of 2008 includes approximately $144 million for the effects of foreign currency translation and fair value adjustments of interest rate swaps. At the end of the first quarter of 2008, the Company had more than $725 million of available capacity under its secured revolving credit facility.

Effective Tax Rate Decreases

The Company’s reported tax rate for the first quarter of 2008 was 25.4% as compared with 36.6% in the prior year quarter. The reduction is principally due to:  (1) a change in mix of earnings to jurisdictions where the Company is subject to lower effective rates, and (2) the effect of higher earnings and lower interest expense in the U.S., where the Company has recognized a valuation allowance on net deferred tax assets. Based on the current earnings mix projection for 2008, the Company expects that the full-year effective tax rate will be slightly below the 24.4% effective tax rate for 2007.

Asbestos-Related Payments Down Slightly

Asbestos-related cash payments during the first quarter of 2008 were $40.2 million, down slightly from $41.0 million during the first quarter of 2007. The deferred amount payable for previously settled claims was down 6% from year end 2007 to a balance of $31.6 million at the end of the first quarter. New claims filed during the first quarter of 2008 were approximately 32% lower than the prior year quarter. The number of pending asbestos-related lawsuits and claims was approximately 14,000 as of March 31, 2008, unchanged from December 31, 2007.

Outlook for 2008

“With rising energy and other input costs, the balance of 2008 will be a challenge,” said Stroucken. “But I remain confident in the capabilities and dedication of O-I employees to ensure that the strategies we’ve put into place will deliver solid results. Going forward, we will continue to identify opportunities to expand our footprint in attractive geographies and to work with our customers to develop innovative glass packaging that will help distinguish their brands in the marketplace.”

Note 1:

The table below represents items in the first quarter of 2008 and 2007 that management considers not representative of ongoing operations.

	Three months ended March 31
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$174.0	$1.02	$55.3	$0.31
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	9.7	0.06
Earnings from continuing operations exclusive of above items	$183.7	$1.08	$55.3	$0.31

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 24,000 people with 83 manufacturing facilities in 22 countries. In 2007, net sales were $7.6 billion. For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for May 1st

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, May 1, 2008, at 8:30 a.m., Eastern Time. A live Webcast of the conference call will be available on the O-I Web site (www.o-i.com).

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. Eastern Time on May 1st. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site (www.o-i.com) for 30 days following the call.

Additional Information

Additional information regarding first quarter sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 – Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2008	2007

Net sales	$1,960.5	$1,684.0
Manufacturing, shipping, and delivery	(1,503.7)	(1,356.2)
Gross profit	456.8	327.8

Selling and administrative expense	(127.8)	(127.2)
Research, development, and engineering expense	(16.0)	(14.7)
Interest expense	(64.3)	(81.0)
Interest income	8.7	3.4
Equity earnings	11.1	5.1
Royalties and net technical assistance	4.8	4.9
Other income	1.8	3.6
Other expense (b)	(20.0)	(16.5)
Earnings from continuing operations before items below	255.1	105.4

Provision for income taxes	(64.9)	(38.6)
Minority share owners’ interests in earnings of subsidiaries	(16.2)	(11.5)
Earnings from continuing operations	174.0	55.3

Net loss of discontinued operations		(2.1)
Gain on sale of discontinued operations	4.1
Net earnings	$178.1	$53.2

Less convertible preferred stock dividends	(5.4)	(5.4)
Available to common share owners	$172.7	$47.8

Basic net earnings per share of common stock:
Earnings from continuing operations	$1.08	$0.32
Net loss of discontinued operations		(0.01)
Gain on sale of discontinued operations	0.03
Net earnings	$1.11	$0.31

Weighted average shares outstanding (000s)	156,324	152,936

Diluted net earnings per share of common stock:
Earnings from continuing operations	$1.02	$0.31
Net loss of discontinued operations		(0.01)
Gain on sale of discontinued operations	0.02
Net earnings	$1.04	$0.30

Diluted average shares (000s) (c)	170,517	156,993

(a)

Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)

Amount for the three months ended March 31, 2008 includes charges of $12.9 million ($9.7 million after tax) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.06.

(c)

The number of diluted shares for the three months ended March 31, 2008 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for the period. Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for the period.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	Dec. 31,	March 31,
	2008	2007	2007
Assets
Current assets:
Cash, including time deposits	$483.0	$387.7	$293.7
Short-term investments, at cost which approximates market	51.7	59.8	49.8
Receivables, less allowances for losses and discounts	1,320.6	1,185.6	1,130.9
Inventories	1,222.4	1,020.8	1,072.5
Prepaid expenses	37.1	40.7	34.7
Assets of discontinued operations			122.7
Total current assets	3,114.8	2,694.6	2,704.3

Investments and other assets:
Equity investments	87.4	81.0	92.5
Repair parts inventories	157.0	155.8	145.1
Prepaid pension	591.4	566.4	505.9
Deposits, receivables, and other assets	489.4	448.7	459.3
Goodwill	2,522.2	2,428.1	2,276.0
Assets of discontinued operations			582.2
Total other assets	3,847.4	3,680.0	4,061.0

Property, plant, and equipment, at cost	6,707.0	6,423.1	5,881.4
Less accumulated depreciation	3,711.8	3,473.1	3,047.3
Net property, plant, and equipment	2,995.2	2,950.0	2,834.1
Total assets	$9,957.4	$9,324.6	$9,599.4

Liabilities and Share Owners’ Equity Current liabilities:
Short-term loans and long-term debt due within one year	$835.1	$700.9	$550.4
Current portion of asbestos-related liabilities	210.0	210.0	149.0
Accounts payable	978.5	957.5	842.9
Other liabilities	656.9	661.1	549.7
Liabilities of discontinued operations			75.0
Total current liabilities	2,680.5	2,529.5	2,167.0

Liabilities of discontinued operations			8.2
Long-term debt	3,192.5	3,013.5	5,103.4
Deferred taxes	128.8	109.4	122.8
Pension benefits	314.4	313.7	340.4
Nonpension postretirement benefits	279.6	287.0	289.9
Other liabilities	409.1	386.9	370.8
Asbestos-related liabilities	205.3	245.5	497.7
Minority share owners’ interests	248.4	251.7	209.8
Share owners’ equity:
Convertible preferred stock (a)		452.5	452.5
Common stock	1.8	1.7	1.7
Capital in excess of par value	2,887.7	2,420.0	2,340.1
Treasury stock, at cost	(224.0)	(224.6)	(226.9)
Retained deficit	(112.6)	(285.3)	(1,556.6)
Accumulated other comprehensive loss	(54.1)	(176.9)	(521.4)
Total share owners’ equity	2,498.8	2,187.4	489.4
Total liabilities and share owners’ equity	$9,957.4	$9,324.6	$9,599.4

(a)

On February 29, 2008, the Company announced that all outstanding shares of convertible preferred stock would be redeemed on March 31, 2008, if not converted by holders prior to that date. All conversions and redemptions were completed by March 31 through the issuance of 8,584,479 shares of common stock.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$178.1	$53.2
Net loss of discontinued operations	—	2.1
Gain on sale of discontinued operations	(4.1)
Non-cash charges:
Depreciation	113.6	100.1
Amortization of intangibles and other deferred items	7.6	5.4
Amortization of finance fees	1.9	1.9
Restructuring and asset impairment	12.9
Other	(11.1)	24.2
Asbestos-related payments	(40.2)	(41.0)
Change in non-current operating assets	(0.8)	9.2
Change in non-current liabilities	(20.4)	(22.8)
Change in components of working capital	(216.8)	(172.5)

Cash provided by (utilized in) continuing operating activities	20.7	(40.2)
Cash utilized in discontinued operating activities		(3.9)
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(45.4)	(32.6)
Additions to property, plant, and equipment - discontinued		(8.8)
Acquisitions, net of cash acquired		(6.3)
Advance to equity affiliate	(15.0)
Net cash proceeds (payments) related to divestitures and asset sales	(16.6)	1.6
Cash utilized in investing activities	(77.0)	(46.1)
Cash flows from financing activities:
Additions to long-term debt	309.2	401.7
Repayments of long-term debt	(222.6)	(63.3)
Increase (decrease) in short-term loans	82.3	(174.2)
Net payments for hedging activity	(33.9)	(1.6)
Payment of finance fees		(6.3)
Convertible preferred stock dividends	(5.4)	(5.4)
Issuance of common stock and other	9.8	6.3
Cash provided by financing activities	139.4	157.2
Effect of exchange rate fluctuations on cash	12.2	4.0
Increase in cash	95.3	71.0
Cash at beginning of period	387.7	222.7
Cash at end of period	$483.0	$293.7

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three Months Ended March 31,
	Net Sales		Segment Operating Profit (b)
Selected Segment Information (a)	2008	2007	2008	2007
Europe	$888.9	$728.4	$147.6	$74.8
North America	530.9	523.4	55.5	62.5
South America	254.2	203.2	73.6	48.0
Asia Pacific	250.0	212.5	45.4	24.7
Reportable segment totals	1,924.0	1,667.5	322.1	210.0
Retained corporate costs and other (c)	36.5	16.5	1.5	(27.0)
Consolidated totals (d)	$1,960.5	$1,684.0	323.6	183.0

Restructuring and asset impairment			(12.9)
Interest income			8.7	3.4
Interest expense			(64.3)	(81.0)
Provision for income taxes			(64.9)	(38.6)
Minority share owners’ interests in earnings of subsidiaries			(16.2)	(11.5)
Earnings from continuing operations			$174.0	$55.3

The following notes relate to Segment Operating Profit:

(a)

Amounts related to the Company’s plastics packaging business have been reclassified to discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)

Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)

Beginning in 2008, the Company revised its method of allocating corporate expenses. The Company decreased slightly the percentage allocation based on sales and significantly expanded the number of functions included in the allocation based on cost of services. It is not practicable to quantify the net effect of these changes on periods prior to 2008. However, the effect for the first quarter of 2008 was to reduce the amount of retained corporate costs by approximately $8 million.

(d)	Segment Operating Profit for the three months ended March 31, 2008 excludes charges of $12.9 million ($9.7 million after tax) for restructuring and asset impairment.